SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant |X|

Filed by Party other than the Registrant |_|

Check the appropriate box:
|_|     Preliminary Proxy Statement
                                         |_|    Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
|X|     Definitive Proxy Statement
|_|     Definitive Additional Materials
|_|     Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                             CARRIAGE SERVICES, INC.
                (Name of Registrant as Specified in Its Charter)

              PAUL E. PRYZANT, SNELL & SMITH, P.C., 1000 LOUISIANA,
                         SUITE 1200, HOUSTON, TX 77002
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
|X|     No fee required.
|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        1) Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------

        2) Aggregate number of securities to which transaction applies:

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        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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        4) Proposed maximum aggregate value of transaction:

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        5) Total fee paid:

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|_|     Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        ---------------------------------------------

        2) Form, Schedule, or Registration Statement No.:

        ---------------------------------------------

        3) Filing Party:

        ---------------------------------------------

        4) Date Filed:

        ---------------------------------------------

                            [CARRIAGE SERVICES LOGO]

                             CARRIAGE SERVICES, INC.
                         1300 POST OAK BLVD., SUITE 1500
                              HOUSTON, TEXAS 77056

                                 March 31, 1998

To our Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders of Carriage Services, Inc. to be held at the Doubletree Hotel, 2001 Post Oak Blvd., Houston, Texas 77056 on Wednesday, May 6, 1998, at 10:00 a.m., Houston time. For those of you who cannot be present at the Annual Meeting, we urge that you participate by completing the enclosed proxy and returning it at your earliest convenience.

        We encourage you to read the enclosed Notice of Meeting and Proxy Statement, which contains information about the Board of Directors and its committees and personal information about each of the nominees for the Board. The Proxy Statement also describes in detail other matters that will be voted upon at the Annual Meeting.

        It is important that your shares are represented at the Annual Meeting, regardless of whether you are able to attend personally. Accordingly, you are requested to sign, date and mail promptly the enclosed proxy in the envelope provided.

                                            Sincerely,

                                            MELVIN C. PAYNE
                                            CHAIRMAN OF THE BOARD AND
                                            CHIEF EXECUTIVE OFFICER

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                             CARRIAGE SERVICES, INC.

                             TO BE HELD MAY 6, 1998

To the Stockholders of
Carriage Services, Inc.:

        Notice is hereby given that the Annual Meeting of Stockholders of Carriage Services, Inc. (the "Company") will be held at the Doubletree Hotel, 2001 Post Oak Blvd., Houston, Texas 77056 on Wednesday, May 6, 1998, at 10:00 a.m., Houston time, for the following purposes:

        (1) To elect three Class II directors, each for a three-year term expiring at the annual meeting of stockholders in 2001, and until their respective successors are elected and qualified.

        (2)    To approve the 1997 Employee Stock Purchase Plan of the Company.

        (3) To approve amendments to the Company's 1995 Stock Incentive Plan to (i) increase the number of shares available thereunder from 700,000 shares to 950,000 shares, (ii) remove the requirement that shares become exercisable no sooner than six months from the date of grant and (iii) clarify the class of persons eligible to participate in the Plan.

        (4) To approve an amendment to the Company's 1996 Stock Option Plan to increase the number of shares available thereunder from 600,000 shares to 800,000 shares.

        (5) To ratify the selection of Arthur Andersen LLP as the independent public accountants of the Company for 1998.

        (6) To transact such other business as may properly come before the meeting or any adjournments thereof.

The close of business on March 12, 1998 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

        You are cordially invited and urged to attend the Annual Meeting. If, however, you are unable to attend the Annual Meeting, YOU ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. If you attend the Annual Meeting, and wish to do so, you may vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                            By Order of the Board of Directors

                                            THOMAS C. LIVENGOOD
                                            EXECUTIVE VICE PRESIDENT, CHIEF
                                            FINANCIAL OFFICER AND SECRETARY

Houston, Texas
March 31, 1998

                             CARRIAGE SERVICES, INC.
                         1300 POST OAK BLVD., SUITE 1500
                              HOUSTON, TEXAS 77056

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 6, 1998
                                  SOLICITATION

        The accompanying proxy is solicited on behalf of the Board of Directors of Carriage Services, Inc., a Delaware corporation (the "Company"), by the Board of Directors to solicit proxies (the "Proxies") for use at the Annual Meeting of Stockholders (the "Meeting"). The Meeting will be held at the Doubletree Hotel, 2001 Post Oak Blvd., Houston, Texas 77056 at 10:00 a.m., Houston time, on Wednesday, May 6, 1998, or at such other time and place to which the Meeting may be adjourned.

        All expenses of this solicitation will be borne by the Company, including the cost of preparing and mailing this Proxy Statement and the reimbursement of brokerage firms, banks and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of the Company's stock. The Company has retained American Stock Transfer & Trust Company ("American") to assist in the solicitation of proxies. No additional fee beyond the $500 monthly fee paid to American to act as the Company's transfer agent, together with American's out-of-pocket expenses, will be paid to American. In addition to solicitation by mail, certain directors, officers and regular employees of the Company and American may solicit proxies by facsimile or by hand delivery.

        This Proxy Statement and the accompanying proxy are being first mailed to stockholders of the Company on or about March 31, 1998.

                        RECORD DATE AND VOTING SECURITIES

        Only holders of record of the Class A and Class B Common Stock and Series D and F Preferred Stock at the close of business on March 12, 1998, the record date for the Meeting, are entitled to notice of and to vote at the Meeting. On that date, the Company had outstanding (i) 6,530,827 shares of Class A Common Stock, each of which is entitled to one vote, (ii) 4,624,823 shares of Class B Common Stock, each of which is entitled to ten votes, (iii) 1,682,500 shares of Series D Preferred Stock, each of which is entitled to .0025 votes, and (iv) 12,278,285 shares of Series F Preferred Stock, each of which is entitled to .0588 votes. The voting power of each class or series, as of March 12, 1998, is summarized below:

                                       OUTSTANDING       NUMBER    PERCENTAGE OF
        CLASS OR SERIES                   SHARES       OF VOTES     VOTING POWER
        ---------------            -----------------  -----------   ------------
Class A Common Stock ...............    6,530,827      6,530,827       12.2%
Class B Common Stock ...............    4,624,823     46,248,230       86.4%
Series D Preferred Stock ...........    1,682,500          4,139          *
Series F Preferred Stock ...........   12,278,285        722,250        1.4%
                                                      ----------      -----
        TOTAL ......................                  53,505,446      100.0%
                                                      ==========      =====
------------------
*Less than 1%

        The presence at the Meeting, in person or by proxy, of the holders of a majority of the total voting power of the issued and outstanding shares of Class A and B Common Stock and Series D and F Preferred Stock is necessary to constitute a quorum to transact business. Abstentions and broker non-votes will be counted for purposes of whether a quorum is present at the Meeting. In the absence of a quorum at the Meeting, the Meeting may be adjourned from time to time without notice other than announcement at the Meeting until a quorum shall be formed.

        If a quorum is present at the Meeting, the Class II directors will be elected by a plurality of the votes cast at the Meeting, and each other matter will need to be approved by the affirmative vote of the holders of a majority of the voting power present or represented by proxy at the Meeting. Since directors are elected by a plurality of the votes cast, shares that are withheld will have no effect on the outcome of the election of directors. With respect to any matter other than the election of directors, abstentions will have the effect of a vote against the proposal. Broker non-votes will not be counted to determine the stockholders entitled to vote on a proposal, and will not affect the outcome of the vote on such matter.

        All duly executed Proxies received prior to the Meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed Proxy, the shares represented thereby will be voted in favor of all proposals described herein and in the discretion of the persons named in the Proxy in connection with any other business that may properly come before the Meeting. A stockholder giving a Proxy may revoke it at any time before it is voted at the Meeting by filing with the Secretary of the Company an instrument revoking it, or by signing and delivering to the Secretary of the Company a Proxy bearing a later date, or by voting in person at the Meeting.

               SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                          AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of March 12, 1998, the ownership of Class A and B Common Stock (including Class A and B Common Stock into which the Series D and F Preferred Stock are convertible) of: (i) any person or group known by the Company to be the beneficial owner of 5% or more of the Class A and B Common Stock, (ii) each director and director nominee of the Company, (iii) the Chief Executive Officer, (iv) the other executive officers named in the Summary Compensation Table set forth under "Executive Compensation" below, and
(v) all executive officers and directors of the Company as a group. Under the rules of the Securities and Exchange Commission, a person is deemed to own beneficially all securities as to which that person owns or shares voting or investment power, as well as all securities which such person may acquire within 60 days through the exercise of currently available conversion rights or options. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

                                AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                -----------------------------------------   PERCENT OF
                                       CLASS A           CLASS B            CLASS A AND B       PERCENT OF
BENEFICIAL OWNER                    COMMON STOCK     COMMON STOCK(1)        COMMON STOCK      VOTING CONTROL(2)
----------------                    ------------     ------------           ------------      --------------
Mark W. Duffey ..............         92,375(3)        238,625(11)             3.0                  4.6
Barry K. Fingerhut ..........        183,133(3)(4)     520,924(4)(11)          6.3                 10.1
Greg M. Brudnicki ...........        210,494                 0                 1.9                    *
Stuart W. Stedman ...........        137,388(3)(5)     145,223(5)(11)          2.5                  3.0
Ronald A. Erickson ..........         13,650(3)         61,621(6)                *                  1.2
Mark F. Wilson ..............        489,388(3)(7)           0                 4.3                    *
Melvin C. Payne .............         50,835(3)        629,769(8)(11)          6.1                 11.8
C. Byron Snyder .............         82,083(3)      1,296,311(9)(11)         12.3                 24.4
Robert D. Larrabee ..........          1,250(3)         73,800(10)               *                    *
Thomas C. Livengood .........         11,980(3)          2,000                   *                    *
Russell W. Allen ............         10,916(3)         55,125                   *                  1.0
Gary O'Sullivan .............          2,500(3)              0                   *                    *
All Directors and
Executive Officers as a
group (13 persons) ..........      1,288,492         3,226,398                40.5                 62.7
                                                                                                 ------

* Indicates less than 1%

(1) Each share of Class B Common Stock has ten votes per share and is convertible at any time into one share of Class A Common Stock. If not converted earlier, any outstanding shares of Class B Common Stock will be automatically converted into shares of Class A Common Stock on December 31, 2001.

(2) This column sets forth the percentage of voting power held by the person based on the type of securities held. Each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to ten votes, each share of Series D Preferred Stock is entitled to .0025 votes, and each share of Series F Preferred Stock is entitled to .0588 votes.

(3) The ownership of shares of Class A Common Stock shown in the table includes shares which may be acquired within 60 days upon exercise of outstanding stock options granted under one of the Company's stock option plans by each of the persons and group, as follows: Mr. Duffey - 12,500 shares; Mr. Fingerhut - 2,083 shares; Mr. Stedman - 1,250 shares; Mr. Erickson - 1,250 shares; Mr. Wilson - 1,250 shares; Mr. Payne - 20,833 shares; Mr. Snyder - 2,083 shares; Mr. Larrabee - 1,250 shares; Mr. Livengood - 4,166 shares; Mr. Allen - 4,166 shares; Mr. O'Sullivan - 2,500 shares; and directors and executive officers as a group - 55,831 shares.

(4) Mr. Fingerhut's holdings include 422,222 shares of Class B Common Stock held by Applewood Associates, L.P., a limited partnership of which Mr. Fingerhut is a general partner; 6,111 shares of Class B Common Stock held by Longboat Key Associates, a general partnership of which Mr. Fingerhut is a general partner; and 8,333 shares of Class B Common Stock held by Mr. Fingerhut jointly with Michael J. Marocco.

(5) Mr. Stedman's holdings include (i) 2,689 shares of Class A Common Stock and 31,309 shares of Class B Common Stock which are held by the Betty Ann Stedman Trust, of which Mr. Stedman is a Trustee, (ii) 1,083 shares of Class A Common Stock and 8,349 shares of Class B Common Stock which are held by the Wesley West Descendant's Trust, of which Mr. Stedman is a Trustee, (iii) 292 shares of Class A Common Stock and 3,130 shares of Class B Common Stock which are held by the Courtney Lynn Meagher Trust, of which Mr. Stedman is a Trustee, (iv) 239 shares of Class A Common Stock and 3,130 shares of Class B Common Stock which are held by the Evan Everett Meagher 1989 Trust, of which Mr. Stedman is a Trustee, (v) 19,902 shares of Class A Common Stock and 35,000 shares of Class B Common Stock which are held by the Wesley West Land Holding Company, of which Mr. Stedman is the President and an indirect beneficial owner through a trust of which he is a beneficiary, (vi) 46,056 shares of Class A Common Stock which are held by the Wesley West Long Term Partnership, a partnership of which Mr. Stedman serves as the Manager of the General Partner, (vii) 32,850 shares of Class A Common Stock which are held by the Wesley West Flexible Partnership, a partnership of which Mr. Stedman serves as the Managing Partner, (viii) 24,350 shares of Class A Common Stock which are held by Wesley West Investment Company L.L.C., of which Mr. Stedman is the sole Manager, and (ix) 7,120 shares of Class A Common Stock and 5,218 shares of Class B Common Stock which are owned jointly by Mr. Stedman and his spouse.

(6) Mr. Erickson's holdings include (i) 4,000 shares of Class A Common Stock and 44,015 shares of Class B Common Stock which are held by the Alfred and Rose Erickson Trust f/b/o Ronald A. Erickson, (ii) 1,400 shares of Class A Common Stock and 17,606 shares of Class B Common Stock which are held by the Alfred and Rose Erickson Trust f/b/o Donovan A. Erickson, of which Mr. Erickson is the Trustee, and (iii) 7,000 shares of Class A Common Stock held by Mr. Erickson's minor son, David S. Erickson.

(7) Mr. Wilson's holdings include 2,790,772 shares of Series F Preferred Stock which are presently convertible into 164,163 shares of Class A Common Stock and have the same number of votes. Of these shares of Series F Preferred Stock which may be deemed held by Mr. Wilson, 707,700 are held by the Wilson Trust B U/A/D 9/9/77 by Francis Wilson and 707,700 are held by the Wilson Trust C U/A/D 9/9/77 by Francis Wilson, both of which Mr. Wilson is a beneficiary of and a Co-Trustee.

(8) Mr. Payne's holdings include 119,161 shares of Class B Common Stock owned by 1996 Payne Family Partnership, Ltd., 2,919 shares of Class B Common Stock owned by the Melvin C. Payne 1996 Trust, 2,919 shares of Class B Common Stock owned by the Karen P. Payne 1996 Trust, and 5,555 shares of Class B Common Stock owned by the Melvin C. Payne, Jr. Pension Plan and Trust.

(9) Mr. Snyder's holdings include 367,550 shares of Class B Common Stock owned by 1996 Snyder Family Partnership, Ltd., 9,005 shares of Class B Common Stock owned by the C. Byron Snyder 1996 Trust, and 9,005 shares of Class B Common Stock owned by the Martha Ann Snyder 1996 Trust.

(10) Mr. Larrabee and his spouse hold an aggregate of 1,500,000 shares of Series D Preferred Stock, of which 252,410 shares are held by Larrabee Land Company, Inc. which is owned by Mr. Larrabee and his spouse. Such shares of Series D Preferred Stock are presently convertible into 73,800 shares of Class B Common Stock which are in turn convertible at any time into 73,800 shares of Class A Common Stock. Also, such shares of Series D Preferred Stock presently have 3,690 votes.

(11) C. Byron Snyder and certain of his affiliates, Melvin C. Payne and certain of his affiliates, Mark W. Duffey, Barry K. Fingerhut and certain of his affiliates and business associates, Stuart W. Stedman and certain of his affiliates, and Reid A. Millard have executed a Voting Agreement dated effective as of August 8, 1996 relating to any shares of capital stock of the Company held by any of them. These parties beneficially hold an aggregate of 354,716 shares of Class A Common Stock and 3,198,386 shares of Class B Common Stock. Under the Voting Agreement, each party has agreed (i) not to sell or otherwise transfer any shares of capital stock of the Company held or acquired by such party to any "competitor" of the Company without the prior written consent of the holders of at least 80% of the voting power of the shares of capital stock subject to the Voting Agreement, (ii) unless the holders of at least 80% of the voting power of the outstanding shares of capital stock of the Company are in favor of such action, not to vote the shares of capital stock of the Company held by such party in favor of (x) a merger, consolidation or similar corporate action involving a "competitor," other than in connection with an acquisition by the Company of funeral homes or cemeteries in which the Company is the acquiring or controlling party, (y) the sale of all or substantially all of the assets of the Company to a "competitor," or (z) any amendment to Articles V, VI or VII of the Company's Certificate of Incorporation (which relate to the classified Board of Directors, the relative rights and powers of the Board of Directors and the stockholders and the ability of the stockholders of the Company to act by written consent). A "competitor" is defined in the Voting Agreement as any person or entity engaged in the funeral service, cemetery, crematory or related lines of business.

                            1. ELECTION OF DIRECTORS

GENERAL

        The Board of Directors currently consists of nine members. In accordance with the Certificate of Incorporation of the Company, the members of the Board of Directors are divided into three classes, designated Class I, Class II and Class III, respectively, and are elected for a term of office expiring at the third succeeding annual stockholders' meeting following their election to office and until their successors are duly elected and qualified. The Certificate of Incorporation also provides that such classes shall be as nearly equal in number as possible. The term of office of the Class II directors expires at the Meeting. The term of the Class I directors expires at the annual meeting of stockholders in 2000 and the term of the Class III directors expires at the annual meeting of stockholders in 1999.

        Mark W. Duffey, Barry K. Fingerhut and Greg M. Brudnicki, the Class II directors whose terms are expiring at the Meeting, have been nominated by the Board of Directors for re-election at the Meeting for a three-year term of office expiring at the annual meeting of stockholders in 2001 and until their successors are duly elected and qualified. Proxies may be voted for three directors.

        THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE AS CLASS II DIRECTORS. UNLESS OTHERWISE DIRECTED IN THE ACCOMPANYING PROXY, THE PERSONS NAMED THEREIN WILL VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE AS CLASS II DIRECTORS.

        Stockholders may not cumulate their votes in the election of directors. The three nominees receiving the highest number of affirmative votes will be elected to the Board. Stockholders entitled to vote for the election of directors may withhold authority to vote for any or all nominees for directors. If any nominee becomes unavailable for any reason, then the shares represented by the proxy will be voted FOR the remainder of the listed nominees and for such other nominees as may be designated by the Board as replacements for those who become unavailable. Discretionary authority to do so is included in the proxy.

        The following table sets forth the names, ages and titles of the persons who have been nominated for election as Class II directors, and the other current directors and executive officers of the Company.

        NAME                               AGE            TITLE
        ----                               ---            -----

NOMINEES FOR CLASS II DIRECTORS
(TERM EXPIRING AT 2001 ANNUAL MEETING)

Mark W. Duffey(1)                           41         President and Director
Barry K. Fingerhut(1)(2)                    52         Director
Greg M. Brudnicki                           42         Director

CONTINUING CLASS III DIRECTORS
(TERM EXPIRING AT 1999 ANNUAL MEETING)

Stuart W. Stedman(3)                        40         Director
Ronald A. Erickson(3)                       61         Director
Mark F. Wilson                              51         Director

        NAME                               AGE            TITLE
        ----                               ---            -----

CONTINUING CLASS I DIRECTORS
(TERM EXPIRING AT 2000 ANNUAL MEETING)

Melvin C. Payne(1)                         55           Chairman of the Board,
                                                        Chief Executive Officer
                                                           and Director

C. Byron Snyder(1)(2)                      49           Director and Chairman of
                                                        the Executive Committee

Robert D. Larrabee                         63           Director

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Thomas C. Livengood                        42           Executive Vice President
                                                        Chief Financial Officer
                                                           and Secretary

Russell W. Allen                           51           Executive Vice President
                                                           of Operations

Gary O'Sullivan                            45           Senior Vice President -
                                                            Marketing

Reid A. Millard                            38           Vice President,
                                                           Corporate Development
-------------
(1)     Member of Executive Committee
(2)     Member of Compensation Committee
(3)     Member of Audit Committee

        Set forth below is a brief description of the business experience of the directors and executive officers of the Company.

DIRECTORS (LISTED IN SAME ORDER AS TABLE SET FORTH ABOVE)

        MARK W. DUFFEY, one of the three management founders of the Company, has been President of the Company since December 1996. Prior to then, he had been Executive Vice President and Chief Financial Officer since the inception of the Company in 1991 and became a director in 1995. From 1991 to 1993, Mr. Duffey served as a director and officer of Sovereign Holdings, Inc., RTO Enterprises, Inc. and various subsidiaries of RTO Enterprises, Inc. He serves on the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

        BARRY K. FINGERHUT has been a director of the Company since 1995. Since 1981, Mr. Fingerhut has been associated with, and now serves as President of, GeoCapital LLC, a registered investment adviser located in New York City which focuses its investment advice and management on securities of small capitalization companies. As of December 31, 1997, GeoCapital managed accounts having a market value of approximately $2.1 billion. Mr. Fingerhut also has co-founded several investment partnerships that invest primarily in undervalued publicly traded companies and high growth companies engaged in the communications, media or entertainment industries. Mr. Fingerhut presently is a director of Millbrook Press, Inc., a publisher of children's non-fiction books, and UOL Publishing, Inc., an online publisher of academic and corporate texts. He previously served as a director of La Quinta Inns, Inc., a nationwide lodging chain, and Lakeshore National Bank, Inc., which was acquired by First Chicago Corp. in 1994.

        GREG M. BRUDNICKI became a director of the Company in November 1997 when Forest Lawn/Evergreen Management Corp. ("Forest Lawn") merged with a subsidiary of the Company. Forest Lawn and its affiliate owned and operated three funeral homes and three cemeteries in Panama City and Fort Walton Beach, Florida and Dothan, Alabama. Mr. Brudnicki served as the President and Chief Executive Officer of Forest Lawn from its inception in 1984 until the merger, when he became the Co-Manager of the Forest Lawn cemeteries and funeral homes operated by the Company. In connection with the merger, the Company agreed to increase the Board of Directors by one member and appoint Mr. Brudnicki to fill the resulting vacancy. Mr. Brudnicki serves as a Trustee for Bay Medical Center, a non-profit hospital in Panama City, Florida. He also serves on the Board of Directors of Peoples 1st Community Bank which has locations in 15 Florida cities.

        STUART W. STEDMAN has been a director of the Company since it went public in August 1996. For the past ten years, Mr. Stedman has been President of Wesley West Interests, Inc., a management company responsible for various family holdings, including marketable securities, oil, gas and coal properties, ranch lands and urban real estate. Mr. Stedman also serves as a Manager of Strand Energy, L.L.C., a private exploration and production company.

        RONALD A. ERICKSON has been a director of the Company since it went public in August 1996. Mr. Erickson is Chief Executive Officer of Holiday Companies, Minneapolis, Minnesota, a family business consisting primarily of convenience stores, supermarkets, sporting goods stores and wholesale food distribution.

        MARK F. WILSON became a director of the Company in January 1997 when CNM merged with the Company. Mr. Wilson served as the President of CNM from 1988 until its merger with the Company in January 1997, when he became the President of Carriage Funeral Services of California, Inc., a subsidiary of the Company. CNM owned and operated nine Wilson & Kratzer Funeral Homes and the Rolling Hills Memorial Park Cemetery in Alameda and Contra Costa Counties, California. In connection with the CNM merger, the Company agreed to increase the Board of Directors to eight members and appoint Mr. Wilson as a director. Mr. Wilson also serves on the Board of Directors of Mechanics Bank, Richmond, California, and Hills Newspapers, a publisher of weekly newspapers in Northern California.

        MELVIN C. PAYNE, one of the three management founders of the Company, has been Chairman of the Board and Chief Executive Officer of the Company since December 1996. Prior to then, he had been the President, Chief Executive Officer and a director of the Company since its inception in 1991. From 1991 to 1993, Mr. Payne also served as a director and officer of Sovereign Holdings, Inc., RTO Enterprises, Inc. and various subsidiaries of RTO Enterprises, Inc. Mr. Payne serves on the Board of Trustees of WNL Series Trust, a mutual fund affiliated with Western National Life Insurance Company, and the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

        C. BYRON SNYDER has been a director of the Company since 1991, was Chairman of the Board of Directors of the Company from 1991 to December 1996, and is currently Chairman of the Executive Committee. Mr. Snyder is the President of Sterling City Capital, LLC, a Houston-based investment company specializing in consolidating privately owned businesses simultaneously with an initial public offering. Mr. Snyder is the Chairman of the Board of Directors of Integrated Electrical Services, Inc., a publicly traded national provider of electrical contracting and maintenance services in the commercial, industrial, and residential markets. Mr. Snyder was the owner and President of Relco Refrigeration Company, a distributor of refrigeration equipment, which he acquired in 1992. In February 1998, Relco Refrigeration was merged into Hospitality Companies, Inc., which provides food equipment and heating/air conditioning products to the hospitality industry. In connection with the merger, Mr. Snyder became a member of the Board of Directors of Hospitality Companies. Prior to 1992, Mr. Snyder was the owner and Chief Executive Officer of Southwestern Graphics International, Inc., a diversified holding company which owned Brandt & Lawson Printing Co., a Houston-based general printing business, and Acco Waste Paper Company, an independent recycling business. Brandt & Lawson Printing Co. was sold to Hart Graphics in 1989, and ACCO Waste Paper Company was sold to Browning-Ferris Industries in 1991.

        ROBERT D. LARRABEE has been a director of the Company since it went public in August 1996. Mr. Larrabee is the former owner of a group of four funeral homes and two cemeteries in the states of Washington and Idaho that the Company acquired in April 1996. In connection with that transaction, the Company agreed to undertake to appoint Mr. Larrabee to the Board if the Company went public, and Mr. Larrabee also became an employee of a subsidiary of the Company. Mr. Larrabee also is the co-founder and co-owner of Evergreen Estates, a retirement community in Clarkston, Washington. He is the founding President and past director of Valley Bank in Clarkston, Washington (now part of U.S. Bank of Idaho); founding Chairman of the Board and President of Purple Cross Insurance Company (now part of American Memorial Life); and founder of Lewis-Clark Savings and Loan Association (now part of Sterling Financial Corporation). He also serves on the Board of Directors of Sterling Financial Corporation and, until 1995, served on the Board of Directors of Laurentian Capital Corporation.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

        THOMAS C. LIVENGOOD joined the Company in December 1996 as Executive Vice President, Chief Financial Officer and Secretary of the Company. Mr. Livengood, a certified public accountant, has responsibility for the financial and administrative functions of the Company. Prior to joining the Company, he served as Vice President and Chief Financial Officer of Tenneco Energy, previously the largest division of Tenneco Inc., a Fortune 100 company, prior to the divestiture of its diversified businesses. Prior to joining Tenneco Energy in 1988, Mr. Livengood served in various financial management capacities with USX Corp., Texas Oil & Gas Corp. and KPMG Peat Marwick, an international CPA firm.

        RUSSELL W. ALLEN joined the Company in June 1993 as Executive Vice President of Operations. Mr. Allen has over 33 years of operational experience in the funeral home industry. Prior to joining the Company, he was affiliated with Earthman Funeral Directors and Greenwood-Mount Olivet Funeral Homes and Cemeteries in Fort Worth, Texas for one and 21 years, respectively, serving most recently as Executive Vice President of Operations with each company. Mr. Allen recently completed a term of six years as Vice Chairman of the Texas Funeral Service Commission and as Chairman of the Education and Legislation Committees. He is also a member of the Texas Cemetery Association and has served on the Legislative Committee with that organization.

        GARY O'SULLIVAN joined the Company in October 1996 as Senior Vice President - Marketing. From March 1996 to September 1996, Mr. O'Sullivan was the Regional Vice President of Sales (Florida) for Service Corporation International. Prior to then, Mr. O'Sullivan was the Vice President of Sales and Marketing for Woodlawn Memorial Park and Funeral Home from May 1993 to March 1996. He was the Director of Sales and Marketing for Earthman Funeral Home and Cemeteries from August 1989 to May 1993.

        REID A. MILLARD, one of the three management founders of the Company, has served as the Vice President, Corporate Development of the Company since June 1996. From November 1993 until June 1996, Mr. Millard was active in various positions with the Company in operations and corporate development. From the Company's inception in 1991 until November 1993, Mr. Millard served as Executive Vice President of the Company. Mr. Millard has 21 years of management experience in the funeral service industry, including spending nine years at Service Corporation International ("SCI"), where he obtained a wide range of experience in operations, marketing, merchandising, real estate, preneed sales, general management and independent funeral home ownership relations. He left SCI in 1990 to pursue various entrepreneurial activities, including the ownership and operation of a funeral home in Jefferson City, Missouri.

ORGANIZATION AND COMMITTEES OF THE BOARD

        During 1997, the Board met five times and acted by unanimous written consent 16 times. Each of the directors attended at least 75% of the meetings of the Board and the Committees on which he served. The functions of the Executive, Audit and Compensation Committees of the Board, and the number of meetings held during 1997, are described below.

        The members of the Executive Committee are Melvin C. Payne, Mark W. Duffey, C. Byron Snyder and Barry K. Fingerhut. Mr. Snyder is the Chairman of the Committee. The primary function of the Executive Committee is to exercise many of the powers of the Board in between regular Board meetings, including the authorization of contracts, leases and loan documents. The Executive Committee held no meetings during 1997, but acted once by unanimous consent.

        The members of the Audit Committee are Stuart W. Stedman and Ronald A. Erickson. The Audit Committee recommends to the Board the appointment of the Company's independent auditors, and reviews the plan, scope and results of the audit with the auditors and the Company's officers. The Audit Committee also reviews with the auditors the principal accounting policies and internal accounting controls of the Company. The Audit Committee met five times during 1997.

        The members of the Compensation Committee are C. Byron Snyder and Barry
K. Fingerhut. The Compensation Committee reviews and makes recommendations to the Board concerning the compensation of the Company's officers and employees, including stock option plans incentive compensation programs and benefit plans. The Compensation Committee also administers, and makes grants of stock options under, the Company's 1995 Stock Incentive Plan and 1996 Stock Option Plan. During 1997, the Compensation Committee met one time and acted by unanimous consent five times.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Class A Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during 1997, except that Greg M. Brudnicki filed a late Form 3 after he became a director of the Company.

                              CERTAIN TRANSACTIONS

        In connection with the acquisition in January 1997 by the Company of certain funeral homes and cemeteries in California, which were controlled by Mark F. Wilson and others, (i) Mr. Wilson and a subsidiary of the Company entered into a five-year employment agreement providing for, among other things, the payment of a base salary to Mr. Wilson of $150,000 per year, (ii) Mr. Wilson and such subsidiary entered into a five-year non-competition agreement providing for, among other things, the payment to Mr. Wilson of $170,000 per year, and
(iii) the Company agreed to appoint Mr. Wilson to the Board of Directors of the Company. In addition, Mr. Wilson and the other former shareholders of CNM who acquired Carriage stock entered into a co-sale agreement with Messrs. Snyder, Fingerhut, Payne, Duffey and certain affiliated stockholders, under which such persons agreed not to sell a certain level of their stock holdings in a single or related group of transactions unless the former CNM shareholders were given the opportunity to participate in the sales transaction, and in which the selling group could require the other parties to participate in a sales transaction. This transaction was entered into immediately prior to Mr. Wilson becoming a director of the Company, and the compensation detailed above does not relate to any services provided by Mr. Wilson as a director of the Company.

        Mr. Wilson also is a party to an arrangement with the Company whereby Mr. Wilson may receive annual cash bonuses if acquisition candidates which he develops and which are subsequently acquired by the Company attain cash flow in excess of certain cash flow targets over a ten-year period. Pursuant to this arrangement, Mr. Wilson may elect to sell back to the Company his share of excess cash flow during the last three-year period at a predetermined cash flow multiple. To date, no payments have been made by the Company under this arrangement.

        In connection with the acquisition in November 1997 by the Company of certain funeral homes and cemeteries in Florida, which were controlled by Greg
M. Brudnicki and another person, (i) Mr. Brudnicki and a subsidiary of the Company entered into a five year employment contract providing for, among other things, the payment of a base salary to Mr. Brudnicki of $75,000 per year, (ii) Mr. Brudnicki became a participant in an incentive compensation plan for certain key employees of the Company's operations in Panama City, Florida, and (iii) the Company agreed to appoint Mr. Brudnicki to the Board of Directors of the Company. This transaction was entered into immediately prior to Mr. Brudnicki becoming a director of the Company and the compensation detailed above does not relate to any services provided by Mr.
Brudnicki as a director of the Company.

        Mr. Brudnicki also is a party to a plan whereby Mr. Brudnicki may receive compensation if acquisition candidates developed by him or other participants in the plan are subsequently acquired by the Company and attain cash flow in excess of certain cash flow targets. This plan covers Northern Florida, Southern Georgia and Alabama. At the election of the participant, the compensation is payable in cash or in shares of Class A Common Stock. To date, no payments have been made by the Company to Mr.
Brudnicki under the plan.

        In July 1996, the Company loaned Russell W. Allen, an executive officer of the Company, $316,714 to allow Mr. Allen to exercise his options to purchase shares of Class B Common Stock of the Company and to pay the federal income tax liability incurred pursuant to such exercise. The loan matures on June 30, 1999, bears interest at 7% per year payable annually on or before March 31 of each year and is secured by approximately 39% of the Class B Common Stock purchased by Mr. Allen. In order to pay the interest due March 31, 1997 on this note, Mr. Allen executed a new promissory note for $16,156.75 with the same terms as the other note. On July 30, 1997, the Company agreed to release 6,375 shares of Class B Common Stock from this pledge.

        Certain transactions involving Robert D. Larrabee, a director of the Company, are described under "Compensation Committee Interlocks and Insider Participation" elsewhere in this Proxy Statement.

                             EXECUTIVE COMPENSATION

        SUMMARY COMPENSATION TABLE. Set forth below is information regarding the compensation for the years ended December 31, 1997, 1996 and 1995 for the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company during 1997 (collectively, the "Named Executive Officers").

                                                                                  LONG TERM
                                          SUMMARY COMPENSATION TABLE             COMPENSATION
                                             ANNUAL COMPENSATION                    AWARDS
                                    ------------------------------------------   --------------
                                                                  OTHER           SECURITIES      ALL OTHER
       NAME AND                                                   ANNUAL          UNDERLYING       COMPEN-
  PRINCIPAL POSITION                YEAR  SALARY       BONUS   COMPENSATION(1)      OPTIONS        SATION (2)
  ------------------                ----  ------       -----   ---------------      -------      ----------
MELVIN C. PAYNE ..................  1997  $225,000        0          0              20,000(3)        $1,201
  Chairman of the Board ..........  1996  $194,292        0          0             250,000            1,168
  and Chief Executive Officer       1995  $171,576        0          0                   0            1,174

MARK W. DUFFEY ...................  1997  $185,000        0          0              16,000(3)        $1,957
  President ......................  1996  $162,231        0          0             150,000            1,901
                                    1995  $145,632        0          0                   0            1,889

RUSSELL W. ALLEN .................  1997  $145,000        0          0              12,000(3)       $     0
  Executive Vice President .......  1996  $121,634        0          0              50,000                0
  of  Operations .................  1995  $ 93,356  $20,000          0                   0              193

THOMAS C. LIVENGOOD ..............  1997  $175,000        0          0              50,000(3)        $2,188
  Executive Vice President, ......  1996     (4)
  CFO and Secretary ..............

                                                                                  LONG TERM
                                          SUMMARY COMPENSATION TABLE             COMPENSATION
                                             ANNUAL COMPENSATION                    AWARDS
                                    ------------------------------------------   --------------
                                                                  OTHER           SECURITIES      ALL OTHER
       NAME AND                                                   ANNUAL          UNDERLYING       COMPEN-
  PRINCIPAL POSITION                YEAR  SALARY       BONUS   COMPENSATION(1)      OPTIONS        SATION (2)
  ------------------                ----  ------       -----   ---------------      -------      ----------
GARY O'SULLIVAN                     1997      $190,496    0            0            42,000(3)    $0
  Senior Vice-President-Marketing   1996       (5)

--------------------
(1) Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeded the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.

(2) Each of the amounts in this column reflect contributions by the Company to its 401(k) Plan for the executive's benefit.

(3) All of the options issued to Messrs. Payne, Duffey and Allen, and 12,000 of the options issued to each of Mr. Livengood and Mr. O'Sullivan, were granted in February 1998 but are subject to stockholder approval of Proposal 4 to increase the authorized shares issuable under the 1996 Stock Option Plan. SEE Proposal 4.

(4) Mr. Livengood joined the Company in December 1996 and his compensation during such year did not exceed $100,000.

(5) Mr. O'Sullivan joined the Company in October 1996 and his compensation during such year did not exceed $100,000.

STOCK OPTION GRANTS IN 1997

        The Company has three stock option plans for its officers, directors and employees: the 1995 Stock Incentive Plan (the "1995 Plan"), the 1996 Stock Option Plan (the "1996 Plan") and the 1996 Directors' Stock Option Plan ("Directors' Plan"). 700,000 shares of Class A and B Common Stock are reserved for issuance under the 1995 Plan, but the Board is proposing to increase the shares available under the 1995 Plan to 950,000 shares. SEE Proposal 3 elsewhere in this Proxy Statement. Options issued under the 1995 Plan prior to the Company's initial public offering in August 1996 are satisfied with shares of Class B Common Stock, but options issued after that date are satisfied with shares of Class A Common Stock. 600,000 shares of Class A Common Stock are reserved for issuance under the 1996 Plan , but the Board is proposing to increase the shares available under the 1996 Plan to 800,000 shares. SEE Proposal 4 elsewhere in this Proxy Statement. 200,000 shares of Class A Common Stock are reserved for issuance under the Directors' Plan. Options issued under the 1995 Plan and the 1996 Plan may be either "Incentive Stock Options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options. Options issued under the Directors' Plan are non-qualified stock options.

        The following table sets forth information on the grants of options to acquire shares of Class A Common Stock made during the year ended December 31, 1997 to the Named Executive Officers in the Summary Compensation Table.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL
                                INDIVIDUAL GRANTS                       REALIZABLE VALUE AT
                    -------------------------------------------------     ASSUMED ANNUAL
                    NUMBER OF     % OF TOTAL                            RATES OF STOCK PRICE
                    SECURITIES     OPTIONS                                  APPRECIATION
                    UNDERLYING    GRANTED TO  EXERCISE OR               FOR OPTION TERM (2)
                     OPTIONS     EMPLOYEES IN  BASE PRICE  EXPIRATION   -------------------
                     GRANTED         1997        ($/SH)       DATE         5%          10%
                     -------         ----        ------       ----         --          ---
Melvin C. Payne         --            --           --          --          --          --
Mark W. Duffey          --            --           --          --          --          --
Russell W. Allen        --            --           --          --          --          --
Thomas C. Livengood     --            --           --          --          --          --
Gary O'Sullivan     30,000(1)        8.9%        $18.00       2006      $858,300   $1,334,300

------------
(1) Options granted are for a term of nine and one-half years and vest 8.33% per year on October 8 of 1997, 1998, 1999 and 2000 and 16.66% per year on October 8 of 2001, 2002, 2003 and 2004; PROVIDED, HOWEVER, the options scheduled to vest in 2001-2004 (i.e., 66-2/3 of the total grant) vest immediately if the average of the daily high and low prices of the Class A Common Stock exceeds $27.99 for 20 consecutive trading days prior to the fourth anniversary of the grant date.

(2) These amounts represent certain assumed rates of appreciation based on the actual option term and annual compounding from the date of grant. Assumed rates of appreciation are in accordance with guidelines established by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Class A Common Stock holdings are dependent on the future performance of the Class A Common Stock and overall stock market conditions. There can be no assurance that the stock appreciation amounts reflected in this table will be achieved; conversely, actual gains may be substantially in excess of those presented.

1997 OPTION EXERCISES AND YEAR-END OPTION HOLDINGS

     The following table sets forth, with respect to the Named Executive Officers in the Summary Compensation Table, information concerning the exercise of stock options during the year ended December 31, 1997, and the year-end value of unexercised options. This table sets forth options for Class A Common Stock.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                            NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                                               OPTIONS HELD AT       IN-THE-MONEY OPTIONS AT
                        SHARES                DECEMBER 31, 1997        DECEMBER 31, 1997(1)
                       ACQUIRED     VALUE    ------------------------- ---------------------------
        NAME         ON EXERCISE   REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE   UNEXERCISABLE
        ----         -----------   --------  ----------- ------------- ------------  -------------
Melvin C. Payne ......   --           --       20,833      229,167      $114,581     $1,260,419
Mark W. Duffey .......   --           --       12,500      137,500        68,750     $  756,250
Russell W. Allen .....   --           --        4,166       45,834        22,913     $  252,087
Thomas C. Livengood ..   --           --        4,166       45,834           521     $    5,729
Gary O'Sullivan ......   --           --        2,500       27,500         2,500     $   27,500

----------------
(1) An option is "in-the-money" if the market value of the Class A Common Stock exceeds the exercise price of the option. The values of the options set forth in these columns are based upon the difference between the closing price of $19.00 on the Nasdaq National Market System on December 31, 1997 and any lesser exercise price.

COMPENSATION OF DIRECTORS

        In lieu of cash compensation, each director of the Company who is not an executive officer of the Company, but who may be an employee (a "qualified director") is entitled to receive options under the 1996 Directors' Stock Option Plan (the "Directors' Plan") provided that such director may not participate in any other stock incentive plan of the Company. In addition, qualified directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees thereof.

        Under the Directors' Plan, each individual who was a qualified director as of the date of the Company's initial public offering in August 1996 received a non-qualified stock option (an "Initial Option") to purchase 15,000 shares (or 25,000 if the qualified director also served on the Executive Committee as of such date) of Class A Common Stock at an exercise price per share equal to the initial public offering price of $13.50 per share. C. Byron Snyder and Barry K. Fingerhut were each serving on the Executive Committee on such date and received options for 25,000 shares of Class A Common Stock. Each of the Initial Options granted were for a term of ten years and vest 8.33% per year on the first through fourth anniversary dates of the grant date and 16.66% per year on the fifth through eighth anniversary dates of the grant date; PROVIDED, HOWEVER, the options scheduled to vest in years 5-8 from the grant date (i.e. 66-2/3 of the total grant) vest immediately if the average of the daily high and low prices of the Class A Common Stock for 20 consecutive trading days exceeds $27.99 prior to the fourth anniversary of the grant date.

        When a new qualified director is appointed or elected to the Board, such qualified director will receive an option grant to purchase 15,000 shares of Class A Common Stock (or 25,000 shares if such director also becomes a member of the Executive Committee).

        Further, each qualified director is automatically granted a non-qualified stock option (an "Annual Option") to purchase 6,000 shares of Class A Common Stock on the date of each annual meeting of stockholders. Each Annual Option has a term of ten years and an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. The aggregate number of shares of Class A Common Stock reserved for issuance under the Directors' Plan is 200,000 shares.

        In January 1997, Mark F. Wilson became a director of the Company and the President of a subsidiary of the Company in connection with the acquisition of certain funeral homes and cemeteries in California. On such date, the Board granted Mr. Wilson an option to purchase 15,000 shares of Class A Common Stock under the Directors' Plan.

        In November 1997, Greg M. Brudnicki became a director of the Company and an employee of a subsidiary of the Company in connection with the acquisition of certain funeral homes and cemeteries in Florida and Alabama. At that time, the Board granted Mr. Brudnicki an option to purchase 15,000 shares of Class A Common Stock under the Director's Plan.

EMPLOYMENT AGREEMENTS

        Effective July 1, 1996, the Company entered into separate employment agreements with each of Melvin C. Payne, Mark W. Duffey and Russell W. Allen. The employment agreements with Mr. Payne and Mr. Duffey have an initial term of five years with an evergreen two-year extension continuing after the first three years of the employment agreements unless either the Company or the executive gives 90 days notice of termination. The employment agreement with Mr. Allen is for an initial term of five years. Pursuant to these agreements, Messrs. Payne, Duffey and Allen are entitled to receive a salary of not less than $225,000, $185,000 and $145,000, respectively, and a bonus to be determined on an annual basis by the Board of Directors. Mr. Allen's employment agreement was amended effective February 1, 1998 to increase his salary to $165,000. If the executive is terminated without cause during the term of the agreement, the executive will receive a monthly severance payment until the end of the term had the executive not been terminated plus a proportionate amount of the bonus earned for the year of termination. Such monthly severance payment would be equal to the average monthly amount (including salary and bonus) earned by the executive during the three calendar years prior to his termination. During the period that the executive receives the monthly severance payments, the executive also would be entitled to participate in any employee benefit plans or programs in which the executive was participating at the time of his termination. In addition, each agreement contains a covenant prohibiting the executive from competing with the Company during the period the executive is receiving compensation under his agreement, provided, however, that following termination of employment, the executive may elect to forego certain severance payments which he would be entitled to under the employment agreement and thereafter would not be prohibited from competing with the Company. In addition, the agreements contain customary benefits and perquisites.

        Effective December 13, 1996, the Company entered into an employment agreement with Thomas C. Livengood for a five year term ending December 31, 2001. Pursuant to this agreement, Mr. Livengood is entitled to receive a salary of not less than $175,000 and a bonus to be determined on an annual basis by the Board of Directors. The other terms of Mr. Livengood's employment agreement are substantially the same as those described above for Messrs. Payne, Duffey and Allen.

        Effective October 8, 1996, the Company entered into an employment agreement with Gary O'Sullivan for a five year term. Pursuant to this agreement, Mr. O'Sullivan is entitled to receive a salary of $190,000. Mr. O'Sullivan also is entitled to receive an annual bonus of (i) $40,000 if the Company's consolidated net revenues from cemetery activities for such year equals or exceeds a budgeted amount set each year by the Chief Executive Officer of the Company and (ii) $25,000 if the Company's consolidated net revenues from funeral activities for such year equals or exceeds a budgeted amount set each year by the Chief Executive Officer of the Company. The agreement also provided for Mr. O'Sullivan to receive options under the 1996 Stock Option Plan for 30,000 shares at an exercise price of $18.00 per share, subject to vesting requirements similar to other options granted under such plan. If Mr. O'Sullivan is terminated without cause during the term of the agreement, he will receive his base salary until the end of the term. In addition, the agreement contains customary benefits and perquisites.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee (the "Committee") is responsible for recommending compensation arrangements for senior management, making recommendations with respect to employee benefit plans, making stock option grants under the 1995 Stock Incentive Plan and the 1996 Stock Option Plan and administering the 1997 Employee Stock Purchase Plan. Each member of the Committee is a nonemployee director.

        The Committee seeks to improve the Company's performance and maximize stockholder value through, among other things, establishing appropriate executive compensation levels and incentives. The Committee believes that compensation levels should be tied to performance on both an individual and corporate level so that management will be properly motivated to achieve the Company's annual and long term performance goals and to maximize stockholder value. The Company's executive compensation policies are designed to:

        o Allow the Company to attract and retain qualified executives with the leadership and other skills needed by the Company at this stage in its development;

        o Provide strong incentives to achieve the Company's annual and long term performance goals, with rewards for both individual and corporate performance; and

        o Solidly align the interests of management with those of the stockholders.

The Committee seeks to achieve these policy goals through base salary and an annual incentive and performance based compensation structure that, from year to year, may consist of cash bonuses, stock options, or both. The Committee's basic philosophy in the two years since the Company became public has been to maintain relatively modest levels of cash compensation and emphasize stock options in order to further align the interests of management with those of the stockholders.

BASE SALARIES

        The base salaries for each of the Company's executive officers are determined on an individual basis, taking into consideration the duties and levels of responsibility of the individual, and compensation levels set by industry competitors for comparable positions. The Committee believes that maintaining a reasonable base salary structure is necessary to attract and retain talented executives. However, the Committee has established a base salary structure for the Company's executive officers that, for its first two years since the Company became public, has been significantly below that of the other four publicly traded death care companies. The Committee has instead focused the compensation structure away from current cash payments toward long-term compensation in the form of stock options. In 1997, no Named Executive Officer received an increase in base salary. As the Company matures, the Committee will continue to examine the base salary structure for its executive management.

BONUSES/STOCK OPTION GRANTS FOR EXECUTIVE OFFICERS FOR 1997

        The Committee, in consultation with management, reviews the performance of the Company's executive officers in the context of the Company's overall performance, on an annual basis, in determining whether and to what extent the Company should award annual cash bonuses and stock options. This review process is typically conducted following the Company's release of its year-end financial information, and bonuses or options are typically awarded in March of that year.

         The Company awards stock options to its executive officers under the 1996 Stock Option Plan and to its key employees under the 1995 Stock Incentive Plan. The purpose of the stock options is to provide the executive officers and key employees with an opportunity to build a meaningful equity ownership interest in the Company. The Committee believes that management's ownership of a significant equity interest in the Company firmly aligns the interests of the executive officers and key employees with those of the Company's stockholders.

         The Committee and the Board strongly believe that stock options should be the primary component of the Company's incentive compensation program for its management and staff. In 1997, the Company started a new program to expand substantially the base of employees who receive options, so that most full-time employees will have an ownership interest in the Company. The Board also approved the 1997 Employee Stock Purchase Plan, subject to stockholder approval (SEE Proposal 2), which gives all employees an opportunity to purchase shares of Class A Common Stock at a discount using payroll deductions. This Plan was made available to even part-time employees who contribute to the success of the Company's funeral homes and cemeteries. Employee stock ownership is one of the guiding principles for the Company and is considered critical to the Company's future success.

        The decision to award a bonus or stock option grant to an executive officer, as well as the size of the award, is not specifically formula-driven nor based on any specific corporate performance factors. Upon recommendation of management and concurrence with executive personnel, the Committee awarded no cash bonuses in 1997 based upon the 1996 year. In 1997, 30,000 options were granted to one executive officer, Gary O'Sullivan, who joined the management team in October 1996. However, no other options were granted in 1997 to any of the Company's executive officers based on the Committee's belief that the options granted in 1996 were sufficient incentive.

        After reviewing the 1997 financial results and the individual performance of the Company's executive officers, the Committee concluded that annual bonuses should be made to the executive officers for 1997. Consistent with the Committee's philosophy, however, the Committee awarded stock options rather than cash bonuses. Such stock options for shares of Class A Common Stock were granted to the Named Executive Officers on February 4, 1998 under the 1996 Stock Option Plan, as follows:

                                                            NO. OF
                          NAME                           STOCK OPTIONS
                          ----                           -------------
                      Melvin C. Payne                       20,000
                      Mark W. Duffey                        16,000
                      Russell W. Allen                      12,000
                      Thomas C. Livengood                   12,000
                      Gary O'Sullivan                       12,000

All of such options were issued at the fair market value on the date of grant ($17-3/8 per share), have a term of ten years and are immediately vested in full; provided, however, such options were issued subject to stockholder approval of the increase in the number of authorized shares under the 1996 Stock Option Plan. SEE Proposal 4.

        In addition to the above, the Committee awarded Mr. Livengood options for an additional 38,000 shares of Class A Common Stock, and Mr. O'Sullivan options for an additional 18,000 shares, all at same fair market value on the grant date of $17-3/8 per share. These additional options were granted in special recognition of their efforts to strengthen the Company's financial, administrative and marketing infrastructure as it has matured as a public company, and also to provide some balance for them in proportion to the equity ownership of Messrs. Payne, Duffey and Allen, each of whom received a significant portion of their shares prior to the Company's initial public offering. Unlike all of the annual options described above, but like the initial option grants under the 1996 Stock Option Plan, these options on 38,000 and 18,000 shares vest (i) with respect to one-third of the option shares, in four equal annual installments beginning on the first anniversary of the grant date, and (ii) with respect to the remaining two-thirds of the option shares, in four equal annual installments beginning on the fifth anniversary of the date grant, provided that if within four years of the grant date the average of the fair market value of the Class A Common Stock over twenty consecutive trading days is greater than $27.99, then all of the two-thirds portion will become immediately vested.

COMPENSATION POLICIES FOR THE CHIEF EXECUTIVE OFFICER

        Melvin C. Payne has served as the Chief Executive Officer of the Company since its founding in 1991. Mr. Payne's base salary has been $225,000 since the Company's initial public offering in August 1996; his base salary was not increased during 1997 and he did not receive a cash bonus for 1996 or 1997. At the time of the initial public offering, Mr. Payne received a grant of options under the 1996 Stock Option Plan for 250,000 shares. In lieu of a cash bonus for 1997, the Committee granted Mr. Payne stock options for 20,000 shares of Class A Common Stock, as described above. The Committee set this level of options based on its subjective evaluation of Mr. Payne's performance in 1997. As Chief Executive Officer, Mr. Payne bears primary responsibility for the Company's overall success, and the Company believes it appropriate to recognize Mr. Payne's achievements by further emphasizing increased stock ownership. The Committee continues to have strong confidence in Mr. Payne's leadership and management skills to help the Company achieve its long-term goals for growth and performance. As the Company continues to mature, the Committee will examine, on a year-by-year basis, the most appropriate methods to continue to provide Mr. Payne with incentives to further these goals.

                             COMPENSATION COMMITTEE

                             Barry K. Fingerhut, Chairman
                             C. Byron Snyder

                         COMPARATIVE STOCKHOLDER RETURN

        The following graph compares on a cumulative basis the percentage change during the period from the Company's initial public offering on August 8, 1996 to December 31, 1997 in the total stockholder return on (i) the Class A Common Stock of the Company, (ii) the Standard & Poor's 500 Stock Price Index, and
(iii) a peer group index of four other publicly traded companies in the death care industry (Service Corporation International, The Loewen Group, Inc., Stewart Enterprises, Inc., and Equity Corporation International). This graph assumes that the value of an investment in the Company's Class A Common Stock and in each index was $100 on August 9, 1996 and that all dividends were reinvested. The returns for each company in the Peer Group are weighted according to its stock market capitalization at the beginning of each period for which a return is indicated.

      COMPARISON OF STOCKHOLDER TOTAL RETURN AMONG CARRIAGE SERVICES, INC.,
                  THE S&P 500 INDEX, AND AN INDUSTRY PEER GROUP

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                         COMPARISON OF STOCKHOLDER RETURNS
                                    ------------------------------------------
                                    8/9/96           12/31/96         12/31/97
                                    ------           --------         --------
        Carriage Services, Inc.     $100               $136             $115
        S&P 500 Index               $100               $112             $146
        Peer Group                  $100               $111             $122

        The above data is based upon the closing price of the Company's Class A Common Stock on its first trading day, August 9, 1996, of $16.50 per share. The initial public offering price for the Class A Common Stock, as shown in the Company's registration statement, was $13.50 per share. If the initial offering price of $13.50 were used, the Company's stockholder returns in the table above would have been $166 at December 31, 1996 and $141 at December 31, 1997.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee are Barry K. Fingerhut and C. Byron Snyder. From August 1996 to January 30, 1997, Robert D. Larrabee, a director and an employee of the Company (but not an executive officer), served on the Compensation Committee. On January 30, 1997, Mr. Larrabee was replaced by
C. Byron Snyder, who formerly served as the Chairman of the Board of the Company until December 1996.

        In connection with the acquisition by a subsidiary of the Company of three corporations controlled by Robert D. Larrabee and his wife, which owned and operated four funeral homes and two cemeteries in Washington and Idaho, (i) the Company's subsidiary executed a note payable to Mr. Larrabee and his wife in the original principal amount of $246,000, secured by the land and buildings of one of the funeral home locations, as seller financing for that location, (ii) Mr. Larrabee and such subsidiary entered into a five-year employment agreement providing for, among other things, the payment of a base salary to Mr. Larrabee of $25,000 per year, (iii) the Larrabees granted to such subsidiary an option to purchase a five-acre parcel of land adjacent to one of the cemeteries included in the acquisition for a purchase price of $300,000, and (iv) the Company agreed to undertake to appoint Mr. Larrabee to the Company's Board of Directors if the Company went public. This transaction was entered into prior to Mr. Larrabee becoming a director of the Company, and the compensation outlined above does not relate to any services provided by Mr. Larrabee as a director of the Company.

        Mr. Larrabee also is a party to an arrangement with the Company whereby Mr. Larrabee may receive annual cash bonuses if acquisition candidates which he develops and which are subsequently acquired by the Company attain cash flow in excess of certain cash flow targets over a ten-year period. Pursuant to the arrangement, Mr. Larrabee may elect to sell back to the Company his share of excess cash flow during the last three-year period at a predetermined cash flow multiple. To date, no payments have been made by the Company under this arrangement.

          2. PROPOSAL TO APPROVE THE 1997 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

        The Board of Directors adopted the 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") on December 31, 1997, subject to approval by the stockholders of the Company at the Meeting. The purpose of the Stock Purchase Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase shares of Class A Common Stock at a discount from the prevailing market price through a payroll deduction system. The Stock Purchase Plan will provide an incentive for employees to acquire or increase their ownership interest in the Company.

        Management believes that employee stock ownership is one of the guiding principles of the Company and is critical for the Company's success. The Stock Purchase Plan will be open to all employees, including part-time employees who are an important part of the success of most of the Company's funeral homes. Management believes that the Stock Purchase Plan will encourage employees to view their contribution to the Company from the perspective of an owner.

SUMMARY OF STOCK PURCHASE PLAN

        SHARES AVAILABLE UNDER THE STOCK PURCHASE PLAN. Subject to adjustment as provided in the Stock Purchase Plan, the maximum number of shares of Class A Common Stock that may be sold under the Stock Purchase Plan is 1,000,000.

        ELIGIBILITY. All employees, including part-time employees, of the Company and those subsidiaries designated by the Board are eligible to participate in the Stock Purchase Plan. An eligible employee, however, may not participate (i) if the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company, taking into account any stock options and stock that may be purchased under the Stock Purchase Plan or (ii) if such option would permit the employee to purchase, under all stock purchase plans of the Company, Class A Common Stock with a fair market value of more than $25,000 (determined at the time such options are granted) in any calendar year. Approximately 1,300 employees of the Company and its designated subsidiaries are currently eligible to participate in the Stock Purchase Plan.

        OFFERING PERIODS; PURCHASE PERIODS. The Stock Purchase Plan will be implemented by a series of one-year offering periods ("Offering Periods") starting on January 1 of each year. Each Offering Period will have four purchase periods ("Purchase Periods) of three months each, starting on January 1, April 1, July 1 and October 1. Employees are allowed to begin participating in the Stock Purchase Plan at the beginning of an Offering Period or at the beginning of a Purchase Period within an Offering Period.

        PARTICIPATION PROCEDURE. An eligible employee may become a participant by completing a subscription agreement prior to the beginning of a Purchase Period. A participant may elect to have payroll deductions of between 1% and 15% of such participant's compensation on each payday, which is credited to the participant's account under the Stock Purchase Plan. No participant, however, may make payroll deductions during any year in excess of $21,250 nor may a participant purchase more than 5,000 shares of Class A Common Stock during any Offering Period. On the last day of each Purchase Period, the amount in each participant's account is used to purchase shares of Class A Common Stock.

        PURCHASE PRICE OF SHARES. The purchase price for the shares of Class A Common Stock on any purchase date will be the lower of (i) 85% of the fair market value of a share of Class A Common Stock on the beginning date of the annual Offering Period (or the beginning date of the first Purchase Period if the employee entered the Stock Purchase Plan after the beginning of the first Offering Period), or (ii) 85% of the fair market value of a share of Class A Common Stock on the purchase date (i.e. last date of the Purchase Period); PROVIDED, HOWEVER, that for any employee who becomes a participant after the beginning date of the Offering Period, the amount in clause (i) will be the higher of 85% of the fair market value of a share of Class A Common Stock on the beginning date of the Offering Period or the beginning date of the first Purchase Period.

        The fair market value of a share of Class A Common Stock on a given date will be determined by the Board based on the closing price of the Class A Common Stock on the Nasdaq National Market for such date as reported in THE WALL STREET JOURNAL. If the Class A Common Stock is not traded on such date, the price will be determined on the immediately preceding trading date on which there was a closing price. If the closing price of the Class A Common Stock is not reported on the Nasdaq National Market, the price will be determined based on the mean of the bid and asked prices per share of the Class A Common Stock as reported by the Nasdaq Stock Market or, in the event the Class A Common Stock is listed on a stock exchange, the price will be the closing price on such exchange on such date as reported in THE WALL STREET JOURNAL.

        DELIVERY OF SHARES TO PARTICIPANTS. Shares of Class A Common Stock purchased with a participant's payroll deductions will issued to the participant as promptly as practicable after each purchase date. Delivery may be made by direct deposit into a book entry account or brokerage account in the name of the participant.

        TERMINATION OF EMPLOYMENT. Upon a participant's termination of employment for any reason including death or disability, participation in the Stock Purchase Plan ceases and all amounts credited to the participant's account will be immediately distributed to the participant or in the event of the participant's death, the participant's beneficiary.

        VOLUNTARY WITHDRAWAL. A participant may voluntarily withdraw all contributions credited to his or her account at any time prior to two business days prior to the last day of a Purchase Period. Should a participant voluntarily withdraw during an Offering Period, the participant will not be eligible to participate in the Stock Purchase Plan until the next Offering Period.

        TRANSFERABILITY. No interest in the Stock Purchase Plan or in payroll deductions credited to a participant's account may be transferred or assigned by a participant except by will or the laws of descent and distribution.

        ADJUSTMENTS. The maximum number of shares of Class A Common Stock that may be issued under the Stock Purchase Plan are subject to adjustment in the event of stock dividends, stock splits, combinations or reclassification of shares, reverse stock splits, or any other increase or decrease in the number of shares of Class A Common Stock effected without receipt of consideration, provided that no adjustment will be made upon conversion of any convertible securities of the Company. In the event of a merger of the Company with another corporation, each option under the Stock Purchase Plan will be either assumed or substituted by the successor corporation, provided that the Board of Directors retains the sole discretion to shorten any Purchase Period in lieu of such assumption or substitution.

        AMENDMENTS. The Stock Purchase Plan may be amended or terminated at any time by the Board, but no termination or amendment may adversely affects options previously granted. To the extent necessary for any amendments to comply with Rule 16b-3 under the Securities Exchange Act of 1934, or under Section 423 of the Internal Revenue Code of 1986, the Company will obtain any shareholder approval so required.

        ADMINISTRATION. The Stock Purchase Plan may be administered by the Board of Directors, or by a committee appointed by the Board. Currently, the Compensation Committee administers the Stock Purchase Plan. The Compensation Committee has the full power to adopt, amend and rescind any rules deemed desirable and appropriate to administer the Stock Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES

        The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423(a) of the Internal Revenue Code of 1986. This section provides that participants do not realize any income at the date of grant or at the time of receipt of the shares and that such income is postponed until they dispose of the shares. The tax consequences to participants upon disposition is dependent upon the variables determining the option price, the sale price, and the holding period.

        The Company is entitled to a deduction under Section 162 of the Internal Revenue Code only to the extent that ordinary income is realized by the participant as a result of disqualifying dispositions.

RECOMMENDATION OF THE BOARD

        This proposal to approve the Stock Purchase Plan requires the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present or represented by proxy at the Meeting. The Board of Directors believes that the approval of the Stock Purchase Plan is in the best interests of the Company and its stockholders because the Stock Purchase Plan will provide an incentive to employees of the Company to acquire or increase their ownership interest in the Company.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN.

               3. PROPOSAL TO AMEND THE 1995 STOCK INCENTIVE PLAN

AMENDMENTS TO THE 1995 STOCK INCENTIVE PLAN

        Effective February 4, 1998, the Board of Directors approved a proposal to amend the Company's 1995 Stock Incentive Plan (the "1995 Plan") to (i) increase the number of shares of Class A and B Common Stock which are authorized to be issued pursuant to the 1995 Plan from 700,000 to 950,000 shares, (ii) remove the requirement that shares become exercisable no sooner than six months from the date of grant, and (iii) clarify the class of persons eligible to participate in the 1995 Plan. The Board of Directors' approval of these amendments to the 1995 Plan was subject to stockholder approval. If the Company's stockholders do not approve these amendments at the meeting, then any award made under the 1995 Plan on or after February 4, 1998 will be void and canceled in its entirety.

        Prior to 1998, approximately 465,000 stock options were outstanding under the 1995 Plan. In connection with the annual employee review process in February 1998, the Company granted approximately 320,000 additional stock options to employees and certain consultants, most of which are subject to stockholder approval of this amendment to the 1995 Plan. Accordingly, approximately 785,000 stock options are presently outstanding under the 1995 Plan which will leave approximately 165,000 shares available for future grants. The Board of Directors believes that stock options are an integral part of the Company's incentive compensation for its employees and that this increase in authorized shares is necessary to provide adequate incentives to the Company's employees. SEE "Executive Compensation - Compensation Committee Report."

        Although officers, directors and employees of the Company, and former owners of funeral homes and cemeteries acquired by the Company, are presently eligible to participate in the 1995 Plan, the Company has used the 1995 Plan almost exclusively to grant options to local managers and assistant managers at the Company's funeral homes and cemeteries and for the non-officer group of employees at the Company's corporate office in Houston. The Company has used the 1996 Stock Option Plan for the executive officer group.

        In 1997, the Company extended its stock incentive program to almost all of the Company's full-time employees. This is in line with the Company's compensation philosophy to create a sense of ownership in the Company among the Company's employees. The Company believes that this philosophy will create added long-term incentives for the Company's employees to help the Company meet its long-term performance goals and maximize stockholder value.

        Another important consideration to the Board in proposing this amendment to the 1995 Plan has been the rapid growth of the Company through acquisitions during the past year. This rapid growth has increased the number of additional employees eligible to participate in the 1995 Plan. The Board believes that it is necessary to provide the Compensation Committee and the Company's management with continued flexibility to use stock options under the 1995 Plan as part of the Company's compensation program.

        The Board also approved an amendment to the 1995 Plan to remove the requirement that options granted are not exercisable for a minimum period of six months after the grant date. When the 1995 Plan was adopted in July 1995, this provision was required for the 1995 Plan to meet the requirements of Rule 16b-3 of the Securities and Exchange Commission ("SEC"). The SEC has since amended Rule 16b-3 so that option plans no longer need to contain the six-month holding requirement.

        The 1995 Plan was adopted principally to grant incentive stock options to employees who are not directors or executive officers of the Company. Almost all options granted under the 1995 Plan since the Company's initial public offering have contained four-year vesting requirements, pursuant to award agreements approved by the Compensation Committee. However, the Compensation Committee has issued options in 1998 to certain employees based upon their performance in 1997, in lieu of cash bonuses they might otherwise have received. In this situation, the Committee believes that these options granted should be fully vested upon grant. The amendment to the 1995 Plan described above will facilitate this approach.

        The Board of Directors believes that the 1995 Plan serves as a valuable employee incentive that allows its key employees an opportunity to build a meaningful equity ownership interest in the Company. Stock options provide long-term incentives for the participants to increase stockholder value and directly align the interests of the Company's employees with the Company's stockholders.

        Finally, the Board approved an amendment to the 1995 Plan to clarify that consultants who render personal services to the Company are eligible to be granted options thereunder. The Board believes that it is in the Company's best interest to closely align the interests of certain of such consultants with those of the Company by issuing them options, and that therefore the 1995 Plan should be amended to make clear that such persons are eligible to receive option grants. The Compensation Committee shall retain the authority, as with other options grants, to determine the number of shares, price and other conditions applicable to each such option grant.

          The affirmative vote of a majority of the voting power of the shares of capital stock present or represented by proxy at the Meeting will be required to approve this proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THIS PROPOSAL TO AMEND THE 1995 STOCK INCENTIVE PLAN.

SUMMARY DESCRIPTION OF THE 1995 PLAN

        The terms of the 1995 Plan, after giving effect to the amendments set forth above, are summarized below:

               (1) ADMINISTRATION. The 1995 Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors, which is constituted to permit the 1995 Plan to comply with Section 162(m) under the Code. The Committee has sole and complete authority and discretion to select participants and grant options or other awards provided for in the 1995 Plan; determine the terms and conditions upon which options or other awards provided for in the 1995 Plan are granted including any vesting schedule; determine whether an option is an incentive stock option or a non-qualified stock option; and make all determinations deemed necessary or advisable for the administration of the 1995 Plan.

               (2) ELIGIBILITY. All officers, directors and employees of the Company and its subsidiary and affiliate corporations, consultants, and former owners of funeral homes or cemeteries that have been acquired by the Company, are eligible to receive awards under the 1995 Plan, subject to approval of the Committee.

               (3) AVAILABLE SHARES AND INDIVIDUAL AWARD LIMITATION. The maximum number of shares of Class A or B Common Stock that may be issued under the 1995 Plan, after giving effect to the amendment described above, is 950,000 shares. Awards under the 1995 Plan prior to the public offering in August 1996 were satisfied with shares of Class B Common Stock, but awards after that time have been and will be satisfied with shares of Class A Common Stock. The maximum number of shares of Class A or B Common Stock that may be subject of awards granted under the 1995 Plan to any one employee during any calendar year is 200,000 shares.

               (4) STOCK OPTIONS. The 1995 Plan provides for the grant to eligible employees of incentive stock options under Section 422 of the Code, and non-qualified stock options to any eligible individual. The exercise price for any stock options are determined by the Compensation Committee and cannot be less that the fair market value on the date of grant. The fair market value of the Class A Common Stock on any date means the average of the high and low sales prices on such trading date as reported in THE WALL STREET JOURNAL. Unless a shorter period is specified by the Committee or the terms of the 1995 Plan, a stock option shall have a term of ten years from the date of grant. The exercise price of an option granted under the 1995 Plan may be paid in cash, in shares of Class A or B Common Stock, or, at the discretion of the Committee, in whole or in part with the surrender of another award under the 1995 Plan, the withholding of shares issuable upon exercise of the option, other property, or any combination thereof.

               (5) RELOAD OPTIONS. The 1995 Plan provides that in the event a holder pays all or a part of the exercise price or tax withholding requirement of an incentive stock option or a non-statutory stock option in shares of Class A or B Common Stock, the Committee may grant a corresponding "reload option," which is not qualified as an incentive stock option, for an equal number of shares of Class A Common Stock. Reload options may be granted concurrently with the award of a stock option or subsequent to the award of a stock option. Each reload option is fully exercisable six months from the effective date of grant.

               (6) ALTERNATE APPRECIATION RIGHTS. Alternate appreciation rights may be granted to eligible individuals in conjunction with options. Alternate appreciation rights give the holder, among other things, the right to a payment of Class A Common Stock in an amount equal to the difference between the fair market value of the Class A Common Stock at the date of exercise and the option exercise price.

               (7) LIMITED RIGHTS AWARDS. In conjunction with options and alternate appreciation rights, "limited rights" also may be granted to eligible individuals. Limited rights give the holder, among other things, the right to cash in an amount equal to the difference between the fair market value of the Class A Common Stock at the date of exercise and the option exercise price. Limited rights are exercisable for a period of seven months following the date of a "Change of Control." The 1995 Plan provides that a Change in Control occurs (i) if the Company is dissolved and liquidated, (ii) if the Company is not the surviving entity in any merger, consolidation, or reorganization, (iii) if the Company sells, leases or exchanges, or agrees to sell, lease, or exchange, all or substantially all of its assets, (iv) if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) if, after a contested election of directors, the persons who were directors before such election cease to constitute a majority of the Board of Directors.

               (8) BONUS STOCK AWARDS. The 1995 Plan also provides for the issuance of shares of Class A Common Stock which may be subject to forfeiture under circumstances specified by the Committee at the time of the award of such shares ("bonus stock"). Pursuant to a bonus stock award, shares of Class A Common Stock will be issued to the individual at the time the award is made without any payment to the Company (other than any payment amount that may be determined by the Committee in its discretion), but such shares may be, if so specified by the Committee, subject to a vesting schedule, certain restrictions on the disposition thereof and certain obligations to forfeit such shares to the Company, as determined in the discretion of the Committee. The Committee may provide that the restrictions on the transfer of bonus stock will lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on (a) the price of a share of Class A or B Common Stock, (b) the Company's earnings per share, (c) the Company's revenue, (d) the revenue of a business unit of the Company designated by the Committee, (e) the return on stockholders' equity achieved by the Company, or (f) the Company's pre-tax cash flow from operations, (ii) the participant's continued employment with the Company for a specified period of time, or (iii) a combination of any of the foregoing.

               (9) DEATH, RETIREMENT OR TERMINATION OF EMPLOYMENT. Unless otherwise provided in an award agreement or otherwise agreed to by the
        Committee: (i) upon an optionee's death, the optionee's estate or transferee by bequest or inheritance may exercise such option within the lesser of one year after the date of death or the remaining term of the stock option, but only to the extent of any rights exercisable on the date of death; (ii) upon an optionee's termination of employment because of retirement or permanent disability, the optionee may, up to a maximum of 36 months (or such shorter time as reflected in the optionee's award agreement), exercise any stock options to the extent such options are exercisable during such 36-month period; and (iii) if an optionee's employment is terminated for any reason other than death, retirement or permanent disability, any stock options terminate three months after the date of termination.

               (10) STOCK SPLITS AND CAPITAL READJUSTMENTS. The 1995 Plan provides that the total number of shares covered by each award will be proportionately adjusted in the event of a stock split, reverse stock split, or other similar capital adjustment effected without the receipt of consideration by the Company. Further, the total number of shares covered by the 1995 Plan, the exercise price per share under each option, the annual award limitation applicable to each employee, and any other matters deemed appropriate by the Committee, may be appropriately adjusted in event of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares, or similar transaction.

               (11) AMENDMENT. The Committee may amend, modify or terminate the 1995 Plan at any time, but no amendment may be made without approval of the stockholders of the Company which (i) increases the maximum aggregate number of shares of Common Stock which may be issued under the 1995 Plan, or (ii) changes the class of individuals who are eligible to receive awards under the 1995 Plan.

                 4. PROPOSAL TO AMEND THE 1996 STOCK OPTION PLAN

PROPOSED AMENDMENT TO INCREASE AUTHORIZED SHARES

        The Board of Directors has approved a proposal to amend the Company's 1996 Stock Option Plan (the "1996 Plan") to increase the number of shares of Class A Common Stock which are authorized to be issued thereunder from 600,000 to 800,000 shares. The Board of Directors' approval of this amendment to the 1996 Plan was subject to stockholder approval. If the Company's stockholders do not approve this amendment to the 1996 Plan, then any award made under the 1996 Plan on or after February 4, 1998 will be void and canceled in its entirety.

        The reasons for this proposed increase are substantially the same as the reasons for the proposed increase in authorized shares for the 1995 Plan which are discussed in Proposal 3. Therefore, these reasons will not be repeated except for discussion specific to the 1996 Plan.

        The Company has used the 1996 Plan primarily to grant options to the Company's executive officers. Prior to 1998, approximately 560,000 stock options were outstanding under the 1996 Plan. In connection with the annual employee review process in February 1998, the Compensation Committee granted an aggregate of 128,000 stock options to the Company's executive officers in lieu of cash bonuses for 1997. SEE "Executive Compensation - Compensation Committee Report." This grant was made subject to stockholder approval of this increase in the authorized shares issuable under the 1996 Plan. Accordingly, approximately 688,000 stock options are presently outstanding under the 1996 Plan which will leave approximately 112,000 shares available for future grants.

        The affirmative vote of a majority of the voting power to the shares of capital stock present or represented by Proxy at the Meeting will be required to approve this proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THIS PROPOSAL TO AMEND THE 1996 STOCK OPTION PLAN.

SUMMARY DESCRIPTION OF THE 1996 PLAN

        The terms of the 1996 Plan, after giving effect to the amendment described above, are summarized below:

               (1) ADMINISTRATION. The 1996 Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors, which is constituted to permit the 1996 Plan to comply with Section 162(m) under the Code. The Committee has sole and complete authority and discretion to select participants and grant options under the 1996 Plan; determine the terms and conditions upon which options under the 1996 Plan are granted including any vesting schedule; and make all determinations deemed necessary or advisable for the administration of the 1996 Plan.

               (2) ELIGIBILITY. All employees (including officers and directors who are also employees) of the Company and its subsidiaries are eligible to receive options under the 1996 Plan, subject to approval of the Committee.

               (3) AVAILABLE SHARES AND INDIVIDUAL AWARD LIMITATIONS. The maximum number of shares of Class A Common Stock that may be issued under the 1996 Plan, after giving effect to the amendment described above, is 800,000 shares. The maximum number of shares of Class A Common Stock that may be the subject of options granted under the 1996 Plan to any one employee during any calendar year is 200,000 shares.

               (4) STOCK OPTIONS. The 1996 Plan provides for the grant to eligible employees of incentive stock options under Section 422 of the Code and non-qualified stock options. The exercise price for any stock options are determined by the Committee and cannot be less than the fair market value on the date of grant. The fair market value of the Class A Common Stock on any date means the average of the high and low sales prices on such trading date as reported by the Nasdaq National Market System. The exercise price of an option granted under the 1996 Plan may be paid in cash, in shares of Class A Common Stock (valued at fair market value at the date of exercise) or by a combination of such means of payment as may be determined by the Committee.

               (5) STOCK APPRECIATION RIGHTS. The 1996 Plan provides that stock appreciation rights may be granted to employees in conjunction with options. Stock appreciation rights give the holder, among other things, the right to a payment in an amount equal to the difference between the fair market value of the Class A Common Stock at the date of exercise and the option exercise price. Such payment may be made, at the election of the holder (subject to the consent or disapproval of the Committee of any election to receive cash), in cash, in shares of Class A Common Stock (valued at fair market value at the date of exercise), or by a combination thereof.

               (6) STOCK SPLITS AND CAPITAL READJUSTMENTS. The 1996 Plan provides that the total number of shares covered by each award will be proportionately adjusted in the event of a stock split, reverse stock split, or other similar capital adjustment effected without the receipt of consideration by the Company. Further, the total number of shares covered by the 1996 Plan, the exercise price per share under each option, the annual limitation on the number of shares that may be subject to options awarded to each employee, and any other matters deemed appropriate by the Committee, may be appropriately adjusted in event of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares, or similar transaction.

               (7) AMENDMENT. The Committee may amend, modify or terminate the 1996 Plan at any time, but no amendment may be made without approval of the stockholders of the Company which (i) increases the maximum aggregate number of shares of Common Stock which may be issued under the 1996 Plan, or (ii) changes the class of individuals who are eligible to receive awards under the 1996 Plan.

         5. RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board has selected Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 1998, and has further directed that management submit the selection of the independent accountants for ratification by the stockholders at the Meeting. Arthur Andersen LLP has audited the Company's financial statements since 1992. Representatives of Arthur Andersen LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants is not required by the Company's By-laws or otherwise. If the Company's stockholders fail to ratify the selection, the Board will reconsider whether to retain that firm. Even if the selection is ratified, the Board, in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of the holders of a majority of the voting power of the shares of capital stock present or represented by proxy at the Meeting will be required to ratify the selection of Arthur Andersen LLP.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THIS PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP.

                                 OTHER BUSINESS

        Management does not intend to bring any other business before the Meeting and has not been informed that any other matters are to be presented at the meeting by others. If other matters properly come before the Meeting or any adjournment thereof, the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.

        Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders, and otherwise eligible, must be received by the Secretary of the Company (at the address indicated on the first page of this Proxy Statement) no later than December 1, 1998 in order to be included in the Company's proxy material and form of proxy relating to that meeting.

                             ADDITIONAL INFORMATION

ANNUAL REPORT

        THE ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1997 IS BEING MAILED TO ALL STOCKHOLDERS ENTITLED TO VOTE AT THE MEETING. THE ANNUAL REPORT TO STOCKHOLDERS DOES NOT FORM ANY PART OF THE PROXY SOLICITING MATERIALS. COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS UPON REQUEST TO THOMAS C. LIVENGOOD, EXECUTIVE VICE PRESIDENT AND SECRETARY, CARRIAGE SERVICES, INC., 1300 POST OAK BLVD., SUITE 1500, HOUSTON, TEXAS 77056.

        REGARDLESS OF THE NUMBER OF SHARES OWNED, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE.

                                            By Order of the Board of Directors

                                            THOMAS C. LIVENGOOD
                                            EXECUTIVE VICE PRESIDENT, CHIEF
                                            FINANCIAL OFFICER AND SECRETARY

Houston, Texas
March 31, 1998

                            CARRIAGE SERVICES, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
       THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 7, 1998

        The undersigned, hereby revoking all prior proxies, hereby appoints Mark
     W. Duffey and Thomas C. Livengood, and each of them, his true and lawful proxies, with full and several power of substitution, to vote all the shares of Class A or B Common Stock or Series D or F Preferred Stock of CARRIAGE SERVICES, INC. standing in the name of the undersigned, at the Annual Meeting of Stockholders of CARRIAGE SERVICES, INC. to be held on May 6, 1998 and at any adjournment(s) thereof, on all matters coming before said meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS
     AS STATED ON THE REVERSE SIDE OF THIS PROXY CARD AND, UNLESS A CONTRARY CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF SUCH PROPOSALS.

        CONTINUED AND TO BE SIGNED ON REVERSE SIDE                   SEE REVERSE
                                                                         SIDE

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                            CARRIAGE SERVICES, INC.

                                  MAY 6, 1998



                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
--------------------------------------------------------------------------------
           PLEASE MARK YOUR
    [X]    VOTES AS IN THIS
           EXAMPLE.



                      VOTE FOR all         VOTE
                      nominees listed    WITHHELD  NOMINEES: Mark W. Duffey
1. ELECTION OF                                               Greg M. Brudnicki
 THREE CLASS II            [ ]             [ ]               Barry K. Fingerhut
 DIRECTORS for
 a three-year term
 ending at the 2001 Annual Meeting of Stockholders.
 VOTE FOR all nominees listed, except vote withheld from the following nominees(if any):

---------------------------------

                                                          FOR   AGAINST  ABSTAIN
2. To approve the 1997 Employee Stock Purchase Plan       [ ]     [ ]      [ ]
   of the Company
3. Proposal to amend the 1995 Stock Incentive Plan.       [ ]     [ ]      [ ]
4. Proposal to amend the 1996 Stock Option Plan.          [ ]     [ ]      [ ]
5. Proposal to ratify Arthur Andersen LLP as the          [ ]     [ ]      [ ]
   independent public accountants of the Company for
   1998.
6. In their discretion, the Proxies are authorized to     [ ]     [ ]      [ ]
   vote upon any other business as may properly come before the meeting or any adjournment(s) thereof.

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY BY USING THE ENCLOSED ENVELOPE.

SIGNATURE:___________________  DATED:______________  , 1998
PRINT NAME:_______________________________________________
NOTE: (Please sign exactly as your name appears at left. For joint accounts, each joint owner should sign. Executors, administrators, trustees, etc., should also so indicate when signing.)